Exhibit 10.1

SHARE PURCHASE AGREEMENT

dated as of December 5, 2019

by and among

ATHENEX, INC.

AND

THE INVESTORS LISTED ON SCHEDULE 1

TABLE OF CONTENTS

		Page
ARTICLE I

Purchase; Purchase Price; and Closings

SECTION 1.1.	Purchase	1
SECTION 1.2.	Purchase Price	1
SECTION 1.3.	Closing	1
SECTION 1.4.	Closing Conditions	2

ARTICLE II

Representations and Warranties

SECTION 2.1.	Representations and Warranties of the Company	3
SECTION 2.2.	Representations and Warranties of the Investor	13

ARTICLE III

Covenants

SECTION 3.1.	Filings; Other Actions	16
SECTION 3.2.	Confidentiality	17
SECTION 3.3.	Representations and Warranties	17
SECTION 3.4.	Registration Statements	17

ARTICLE IV

Additional Agreements

SECTION 4.1.	Compliance with Laws	18
SECTION 4.2.	Legend	18
SECTION 4.3.	Indemnity	19
SECTION 4.4.	Registration Rights	20

ARTICLE V

Termination

SECTION 5.1.	Termination	20
SECTION 5.2.	Effects of Termination	21

LIST OF EXHIBITS

Exhibit A:	Form of Officer’s Certificate from the Company
Exhibit B:	Form of Registration Rights Agreement

INDEX OF DEFINED TERMS

Actions	Section 2.1(m)
Affiliate	Section 6.9(a)
Aggregate Purchase Price	Section 1.2
Agreement	Recitals
Anti-Money Laundering Laws	Section 2.1(p)
Applicable Laws	Section 2.1(o)
Beneficially Own/ Beneficial Ownership	Section 6.9(a)
Closing	Section 1.3
Closing Date	Section 1.3
Common Stock	Recitals
Company	Recitals
Company Indemnified Parties	Section 4.3(b)
control/controlled-by/under common control with	Section 6.9(a)
e-mail	Section 6.4
Encumbrances	Section 2.1(c)
Exchange Act	Section 2.1(h)
Fundamental Representations	Section 6.1
GAAP	Section 2.1(h)
Governmental Entity	Section 1.4(a)
Governmental Order	Section 1.4(a)
Group Companies	Section 6.9(a)
Indemnified Party	Section 4.3(c)
Indemnifying Party	Section 4.3(c)
Information	Section 3.3
Infringe	Section 2.1(w)
Intellectual Property	Section 2.1(w)
Investor	Recitals
Investor Indemnified Parties	Section 4.3(a)
knowledge of the Company/ Company’s knowledge	Section 6.9(a)
License Agreements	Section 2.1(w)
Losses	Section 4.3(a)
Material Adverse Effect	Section 6.9(a)
person	Section 6.9(a)
Purchase Price Per Share	Section 1.2
Purchased Shares	Section 1.1
Registration Rights Agreement	Recitals
Sanctioned Country	Section 2.1(q)
Sanctions	Section 2.1(q)
SEC	Section 2.1
SEC Documents	Section 2.1
Securities Act	Recitals
Transaction Documents	Recitals
Transfer Agent	Section 1.3

THIS SHARE PURCHASE AGREEMENT, dated as of December 5, 2019 (this “Agreement”), is made by and among Athenex, Inc., a Delaware corporation (the “Company”), and each of the investors named on Schedule 1 (each, an “Investor” and, together, the “Investors”).

RECITALS:

A.        The Investment. The Investors intend to subscribe for and purchase from the Company, and the Company intends to issue and sell to the Investors, as an investment in the Company, the securities as described herein. The securities to be purchased at the closing are shares of common stock, par value $0.001 per share, of the Company (“Common Stock”).

B.        Exemption from Securities Registration. The parties are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by Section 4(a)(2) of the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”) and the provisions of Regulation D or other applicable exemptions from registration, as promulgated by the U.S. Securities and Exchange Commission under the Securities Act.

C.        Registration Rights Agreement. At the Closing, the Company and the Investors will enter into a Registration Rights Agreement, substantially in the form attached as Exhibit B hereto (the “Registration Rights Agreement”).

D.        Transaction Documents. The term “Transaction Documents” refers to this Agreement, the Registration Rights Agreement and each of the other agreements and documents entered into or delivered by the parties hereto in connection with the transactions contemplated hereby or thereby.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements set forth herein, the parties agree as follows:

ARTICLE I

PURCHASE; PURCHASE PRICE; AND CLOSINGS

SECTION 1.1.      Purchase. On the terms and subject to the conditions set forth herein, the Investors will purchase from the Company, and the Company will issue and sell to the Investors, an aggregate of 3,945,750 shares of Common Stock (such shares of Common Stock collectively, the “Purchased Shares”). The number of Purchased Shares that each Investor will purchase from the Company is set forth on Schedule 1.

SECTION 1.2.      Purchase Price. The purchase price per Purchased Share (the “Purchase Price Per Share”) shall be US $15.30, amounting to an aggregate purchase price for all of the Purchased Shares of US $60,369,975 (the “Aggregate Purchase Price”). The portion of the Aggregate Purchase Price that each Investor will pay to the Company is set forth on Schedule 1.

SECTION 1.3.      Closing. Subject to the satisfaction (or, where permissible, waiver) of the conditions to the closing set forth in SECTION 1.4, the closing shall take place remotely via the exchange of documents and signatures (the “Closing”), on a date which shall not be more than two (2) business days after the date of this Agreement unless otherwise mutually agreed by the parties hereto (the date on which the Closing actually occurs, the “Closing Date”). At or before the Closing, each Investor shall (i) pay to the Company its share of the Aggregate Purchase Price by wire transfer of immediately available funds in United States dollars to a bank account designated by the Company, and (ii) deliver to the Company a copy of the Registration Rights Agreement duly executed by such Investor. At or before the Closing, the Company shall (i) deliver to each Investor a true and complete copy of the duly passed resolutions of the board of directors of the Company (in the form of minutes or otherwise), or the relevant extracts thereof, evidencing approval of the execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which it is a named party and the consummation of the transactions contemplated hereunder and thereunder and (ii) deliver to each Investor a copy of the Registration Rights Agreement duly executed by the Company. On the Closing Date, the Company shall instruct the transfer agent for the Common Stock (the “Transfer Agent”) to promptly issue to each Investor in book entry form its Purchased Shares (and, upon request of such Investor, shall instruct the Transfer Agent to deliver stock certificates to such Investor representing its Purchased Shares). If the Transfer Agent has not issued the Purchased Shares to each Investor on or prior to the second business day after the Closing Date, the Company shall promptly refund to each Investor the portion of the Aggregate Purchase Price paid by such Investor.

SECTION 1.4.      Closing Conditions.

(a)        The obligation of the Investors to consummate the Closing is subject to the fulfillment prior to or contemporaneously with the Closing of each of the following conditions:

(i)        no judgment, injunction, order, ruling, verdict, decree or other similar determinations or finding (a “Governmental Order”) by, before or under the supervision of any court, administrative agency or commission or other governmental authority or instrumentality, whether federal, state, local or foreign, or any applicable industry self-regulatory organization (each, a “Governmental Entity”) that would be reasonably likely to have the effect of prohibiting the Closing shall be in effect, and no lawsuit commenced by any Governmental Entity seeking to prohibit the Closing shall be pending;

(ii)        the representations and warranties of the Company set forth in SECTION 2.1 of this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing Date (except (A) to the extent such representations and warranties are made as of a specified date, in which case such representations and warranties shall be true and correct in all material respects as of such date, and (B) any representations and warranties that have “material” or “Material Adverse Effect” qualifications, in which case such representations and warranties shall be true in all respects);

(iii)        the Company shall have performed in all material respects all obligations required to be performed by it at or prior to or contemporaneously with the Closing under this Agreement;

(iv)        the Company shall have obtained all consents, permits, approvals, registrations and waivers necessary and appropriate for the consummation of the transactions contemplated herein and in the other Transaction Documents, including without limitation any required shareholder approval or Nasdaq Stock Market (“Nasdaq”) approval, all of which shall be in full force and effect;

(v)        the Company shall have delivered to each Investor a duly executed (A) Officer’s Certificate in the form set forth in Exhibit A hereto and (B) Secretary’s Certificate certifying (1) the Company’s board resolutions approving this Agreement and the other Transaction Documents and the issuance of the Purchased Shares, and (2) the Company’s Certificate of Incorporation and Bylaws, each as amended through the date hereof;

(vi)        the Investors shall have received an opinion from Harter Secrest & Emery LLP in a form agreed upon by the Investors acting reasonably and in good faith; and

(vii)        no stop order or suspension of trading shall have been imposed or threatened in writing by any Governmental Entity or self-regulatory organization with respect to public trading in the Company’s stock.

(b)        The obligation of the Company to consummate the Closing is subject to the fulfillment prior to the Closing of each of the following conditions:

(i)        no Governmental Order by, before or under a Governmental Entity that would have the effect of prohibiting the Closing shall be in effect, and no lawsuit commenced by any Governmental Entity seeking to prohibit the Closing shall be pending;

(ii)        the representations and warranties of the Investors set forth in SECTION 2.2 of this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing Date (except to the extent such representations and warranties are made as of a specified date, in which case such representations and warranties shall be true and correct in all material respects as of such date; and

(iii)        each Investor shall have performed in all material respects all obligations required to be performed by it at or prior to or contemporaneously with the Closing under this Agreement.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

SECTION 2.1.      Representations and Warranties of the Company. The Company represents and warrants to each Investor as of the date hereof and as of the Closing Date (except to the extent made only as of a specified date, in which case as of such date) that, except as set forth in the reports, registrations, documents, filings, statements, schedules and submissions together with any required amendments thereto filed with the U.S. Securities and Exchange Commission (the “SEC”) prior to the date of this Agreement (the “SEC Documents”):

(a)        Organization and Good Standing. The Company and each other Group Company have been duly organized and are validly existing and in good standing (or the jurisdictional equivalent) under the laws of its respective jurisdiction of organization, are duly qualified to do business and are in good standing (or the jurisdictional equivalent) in each jurisdiction in which their respective ownership or lease of property or the conduct of their respective businesses requires such qualification, and have all power and authority necessary to own or hold their respective properties and to conduct the businesses in which they are engaged, except where the failure to be so qualified or in good standing or have such power or authority would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)        Due Authorization. The Company has full right, power and authority to execute and deliver the Transaction Documents and to perform its obligations thereunder; and all action required to be taken for the due and proper authorization, execution and delivery by it of the Transaction Documents and the consummation by it of the transactions contemplated thereby has been duly and validly taken. The Transaction Documents constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability, relating to or affecting creditors’ rights generally and to general equitable principles.

(c)        Capitalization. As of the date of this Agreement, (a) the authorized share capital of the Company is 275,000,000 shares, and consists of 250,000,000 shares of Common Stock, of which 77,384,755 shares of Common Stock are outstanding, and 25,000,000 shares of preferred stock, of which none is outstanding, (b) all the outstanding shares of capital stock of the Company have been duly and validly authorized and issued and are fully paid and non-assessable and are not subject to any pre-emptive or similar rights; (c) other than (i) as described in the SEC Documents, (ii) options to purchase shares of Common Stock issued to employees and consultants, (ii) the Warrant dated as of June 29, 2018 entered into between the Company and Perceptive Life Sciences Master Fund, Ltd., and (iii) the milestone payments that may become payable in shares of Common Stock pursuant to the Asset Purchase Agreement dated as of June 27, 2019, as amended on October 31, 2019, between the Company, certain of its subsidiaries, Cidal Limited, certain subsidiaries of Cidal Limited and certain members of Cidal Limited, there are no outstanding rights (including pre-emptive rights), warrants, or instruments convertible into or exchangeable for, any shares of capital stock or other equity interests in the Company or any of its subsidiaries, or any contract, commitment, agreement, understanding or arrangement of any kind relating to the issuance of any capital stock of the Company or any such subsidiary, any such convertible or exchangeable securities or any such rights, warrants or options; and (d) except as described in the SEC Documents, all of the outstanding shares of capital stock or other equity interests of each material subsidiary owned, directly or indirectly, by the Company have been duly and validly authorized and issued, are fully paid and non-assessable and are owned directly or indirectly by the Company, free and clear of any lien, charge, encumbrance, security interest, restriction on voting or transfer or any other claim of any third party (“Encumbrances”). The issuance and sale of the Purchased Shares hereunder will not obligate the Company to issue shares of Common Stock or other securities to any other Person (other than the Investor) and will not result in the adjustment of the exercise, conversion, exchange or reset price of any outstanding security. No additional shares of Common Stock or preferred stock, or securities convertible into shares of Common Stock or preferred stock, will be issued on or before the Closing Date except for shares of Common Stock issued pursuant outstanding obligations as of the date of this Agreement pursuant to Clause (c)(ii), (iii) or (iv) of this Section 2.1(c).

(d)        Valid Issuance. The Purchased Shares to be issued and sold by the Company hereunder have been duly authorized and, when issued and delivered and paid for as provided herein, will be duly and validly issued, will be fully paid and non-assessable, and when issued, shall be free and clear of Encumbrances, except for restrictions on transfer imposed by applicable securities laws.

(e)        No Violation or Default. Neither the Company nor any other Group Company is (i) in violation of its charter or by-laws or similar organizational documents; (ii) in default, and no event has occurred that, with notice or lapse of time or both, would constitute such a default, in the due performance or observance of any term, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or any other Group Company is a party or by which the Company or any other Group Company is bound or to which any property or asset of the Company or any other Group Company is subject; or (iii) in violation of any law or statute, including laws of foreign jurisdictions, tax laws, environmental protection laws, health and pharmaceutical regulatory laws, social security laws or labor laws, or any judgment, order, rule or regulation of any court or arbitrator or governmental or regulatory authority, except, in the case of clauses (ii) and (iii) above, for any such default or violation that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(f)        No Conflicts. The execution, delivery and performance by the Company of the Transaction Documents, the issuance and sale of the Purchased Shares and the consummation of the transactions contemplated by the Transaction Documents do not and will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, result in the termination, modification or acceleration of, or result in the creation or imposition of any lien, charge or encumbrance upon any property, right or asset of the Company or any other Group Company pursuant to, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or any other Group Company is a party or by which the Company or any other Group Company is bound or to which any property, right or asset of the Company or any other Group Company is subject, (ii) result in any violation of the provisions of the charter or by-laws or similar organizational documents of the Company or any other Group Company or (iii) result in the violation of any law or statute or any judgment, order, rule or regulation of any court or arbitrator or governmental or regulatory authority, except, in the case of clauses (i) and (iii) above, for any such conflict, breach, violation or default that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(g)        No Consents Required. Assuming the accuracy of the representations and warranties of the Investor set forth in SECTION 2.2, and other than submitting the Listing of Additional Shares Notification Form to the Nasdaq, no consent, approval, authorization, order, registration or qualification of or with any court or arbitrator or governmental or regulatory authority is required to be made or obtained by the Company for the execution, delivery and performance by the Company of this Agreement, the issuance and sale of the Purchased Shares and the consummation of the transactions contemplated by the Transaction Documents, except for those that have been made or obtained prior to the date hereof, post-Closing filings as may be required pursuant to securities laws and the rules and regulation of the Nasdaq, which the Company shall file within the applicable time periods and the registration of the Purchased Shares under the Securities Act as and when required under the Registration Rights Agreement.

(h)        SEC Documents and Financial Statements. The Company is eligible to use Form S-3 under the Securities Act and it meets the transaction requirements as set forth in General Instruction I.B.1 and I.B.3 of Form S-3. As of their respective dates, all SEC Documents filed by the Company with the Commission complied in all material respects with the requirements of the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”)), and none of the SEC Documents, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of their respective dates, the financial statements (including the related notes thereto) of the Company and its consolidated subsidiaries included in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2019, as filed with the SEC on November 12, 2019 comply in all material respects with the applicable requirements of the Securities Act and present fairly the financial position of the Company and its consolidated subsidiaries as of the dates indicated and the results of their operations and the changes in their cash flows for the periods specified; such financial statements have been prepared in all material aspects in conformity with generally accepted accounting principles (“GAAP”) in the United States applied on a consistent basis throughout the periods covered thereby, and any supporting schedules included in the SEC Documents present fairly in all material aspects the information required to be stated therein; and the other financial information included in the SEC Documents has been derived from the accounting records of the Company and its consolidated subsidiaries and presents fairly in all material aspects the information shown thereby.

(i)        Regulatory Filings. Neither the Company nor any other Group Company has failed to file with the regulatory authorities any material required filing, declaration, listing, registration, report or submission with respect to the product candidates of the Company or the other Group Companies that are described or referred to in the SEC Documents; all such filings, declarations, listings, registrations, reports or submissions were in material compliance with Applicable Laws when filed; and no material deficiencies regarding compliance with Applicable Law have been asserted by any applicable regulatory authority with respect to any such filings, declarations, listings, registrations, reports or submissions.

(j)        Title to Real and Personal Property. The Company and the other Group Companies have good and marketable title in fee simple to, or have valid rights to lease (under valid, subsisting and, to the knowledge of the Company, enforceable leases with respect to any leased real property and facilities) or otherwise use, all items of real and personal property that are material to the respective businesses of the Company and the other Group Companies, in each case free and clear of all liens, except those that do not materially interfere with the use made and proposed to be made of such property by the Company and the other Group Companies.

(k)        Tax. The Company and the other Group Companies have paid all federal, state, local and foreign taxes and filed all tax returns required to be paid or filed through the date hereof except where such failure to pay or file would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, there is no tax deficiency that has been, or could reasonably be expected to be, asserted against the Company or any other Group Company or any of their respective properties or assets. To the Company’s knowledge, no tax investigation is currently pending against the Company or any other Group Company. The provisions included in the financial statements as set out in the SEC Documents included appropriate provisions required under U.S. GAAP for all taxation in respect of accounting periods ended on or before the accounting reference date to which such audited accounts relate for which the Company was then or might reasonably be expected thereafter to become or have become liable.

(l)        Absence of Certain Changes. Since the date of the most recent financial statements of the Company included in the SEC Documents, (i) there has not been any change in the capital stock (other than the issuance of Common Stock upon exercise of any stock options and warrants described as outstanding in, and the grant of any options and awards under existing equity incentive plans described in, the SEC Documents), short-term debt or long-term debt of the Company or any other Group Company, or any dividend or distribution of any kind declared, set aside for payment, paid or made by the Company on any class of capital stock, or any other change or development that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect, (ii) neither the Company nor any other Group Company has entered into any transaction or agreement (whether or not in the ordinary course of business) that is material to the Company and the other Group Companies taken as a whole or incurred any liability or obligation, direct or contingent, that is material to the Company and the other Group Companies taken as a whole; (iii) there has not been any material damage, destruction or loss, whether or not covered by insurance to any assets or properties of the Company or any Group Company, that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect, (iv) there has not been any material labor difficulties or labor union organizing activities with respect to employees of the Company or any Group Company that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect, and (v) there has not been any other event or condition of any character that has had or could be reasonably expected to have a Material Adverse Effect.

(m)        Legal Proceedings. As of the date of this Agreement, (i) there are no legal, governmental or regulatory investigations, actions, demands, claims, suits, arbitrations, inquiries or proceedings and the Company has received no written notice of violation (“Actions”) pending to which the Company, any other Group Company or any directors, director nominees or executive officers (in their respective capacities as such) of any Group Company is a party or to which any property of the Company or any other Group Company is the subject that (A) adversely affects or challenges the legality, validity or enforceability of any other Transaction Documents or the transactions contemplated hereby, or (B) individually or in the aggregate, if determined adversely to the Company or any other Group Company, would have or reasonably be expected to have a Material Adverse Effect; (ii) no such Actions are, to the knowledge of the Company, threatened, except as described in the SEC Documents; (iii) there are no prior, current or pending Actions that are required under the Securities Act to be described in the SEC Documents that are not so described in the SEC Documents, and (iv) there are no statutes, regulations or contracts or other documents that are required under the Securities Act to be filed as exhibits to the SEC Documents or described in the SEC Documents that are not so filed as exhibits to the SEC Documents or described in the SEC Documents.

(n)        Material Contracts. Each franchise, contract or other document of a character required to be described in the SEC Documents or to be filed as an exhibit to the SEC Documents under the Securities Act and the rules and regulations promulgated thereunder is so described or filed. All such agreements and contracts are valid, binding, in full force and effect and enforceable against each of the parties thereto. Neither the Company, nor, to the Company’s knowledge, any other party thereto, is in default (or with notice or lapse of time or both, would result in a default) of any of its material obligations under any such agreement or contract.

(o)        Licenses and Permits. The Company and the other Group Companies possess, and are in material compliance with the terms of, all licenses, certificates, permits and other authorizations issued by, and have made all declarations and filings with, the appropriate federal, state, local or foreign governmental or regulatory authorities that are necessary for the ownership or lease of their properties or the conduct of their business as described in the SEC Documents, except where the failure to possess or make the same would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and neither the Company nor any other Group Company has received notice of any revocation or modification of any such material license, certificate, permit or authorization or has any reason to believe that any such material license, certificate, permit or authorization will not be renewed in the ordinary course except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company and the other Group Companies (i) are, and at all times since January 1, 2018 have been, in compliance with all statutes, rules and regulations applicable to the ownership, testing, development, manufacture, packaging, processing, use, distribution, storage, import, export or disposal of any product manufactured or distributed by the Company (“Applicable Laws”); and (ii) have not received, and has no knowledge that it will receive, any U.S. Food and Drug Administration (“FDA”) Form 483 written notice of adverse finding, warning letter, untitled letter or other correspondence or written notice from any court or arbitrator or governmental or regulatory authority (A) alleging or asserting non-compliance with (x) any Applicable Laws or (y) any licenses, exemptions, certificates, approvals, clearances, authorizations, permits and supplements or amendments thereto required by any such Applicable Laws except in each case of clause (i) and clause (ii), as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; (B) contesting the premarket clearance, licensure, registration, or approval of, the uses of, the distribution of, the manufacturing or packaging of, the testing of, the sale of, or the labeling and promotion of any product manufactured or distributed by the Company; (C) withdrawing its approval of, requests the recall, suspension, or seizure of, or withdraws or orders the withdrawal of advertising or sales promotional materials relating to, any product manufactured or distributed by the Company; (D) imposing a clinical hold on any clinical investigation by the Company or any other Group Company; (E) except as disclosed in the SEC Documents enjoining production at any facility of the Company or any other Group Company; or (F) entering or proposing to enter into a consent decree or permanent injunction with the Company or any other Group Company. Without limiting the generality of the foregoing, all preclinical and clinical studies conducted by or, to the Company’s knowledge, on behalf of the Company to support approval for commercialization of the Company’s products have been conducted by the Company, or to the Company’s knowledge by third parties, in compliance with all applicable federal, state or foreign laws, rules, orders and regulations, except for such failure or failures to be in compliance which could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The descriptions of the tests and preclinical and clinical studies, and results thereof, conducted by or, to the Company’s knowledge, on behalf of the Company contained in the SEC Documents are accurate and complete in all material respects; and the Company has not received any oral or written notice or correspondence from the FDA or any foreign, state or local governmental body exercising comparable authority requiring the termination, suspension, or clinical hold of any tests or preclinical or clinical studies, or such written notice or correspondence from any Institutional Review Board or comparable authority requiring the termination or suspension of a clinical study, conducted by or on behalf of the Company, which termination, suspension, or clinical hold would reasonably be expected to have a Material Adverse Effect. The properties, business and operations of the Company and any other Group Company have been and are being conducted in all material respects in accordance with all laws, rules and regulations of the FDA, to the extent applicable.

(p)        Compliance with Anti-Money Laundering Laws. The operations of the Company and the other Group Companies are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements, including those of the Organised and Serious Crimes Ordinance (Chapter 455 of the Laws of Hong Kong), the Anti-Money Laundering and Counter-Terrorist Financing (Financial Institutions) Ordinance (Chapter 615 of the Laws of Hong Kong), the Drug Trafficking (Recovery of Proceeds) Ordinance (Chapter 405 of the Laws of Hong Kong), the United Nations (Anti-Terrorism Measures) Ordinance (Chapter 575 of the Laws of Hong Kong), the Currency and Foreign Transactions Reporting Act of 1970, as amended, the applicable anti-money laundering statutes of all jurisdictions where the Company or any other Group Company conducts business, the applicable rules and regulations thereunder and any related or similar rules, regulations or guidelines issued, administered or enforced by any governmental or regulatory agency (collectively, the “Anti-Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental or regulatory agency, authority or body or any arbitrator involving the Company or any other Group Company with respect to the Anti-Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

(q)        No Conflicts with Sanctions Laws. Neither the Company nor any other Group Company or any directors, officers or employees (in their respective capacity as such) of any Group Company, nor, to the knowledge of the Company, any agent acting on behalf of the Company or any other Group Company is currently the subject or the target of any sanctions administered or enforced by the U.S. government, (including the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State and including the designation as a “specially designated national” or “blocked person”) and is not currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department, the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority (collectively, “Sanctions”), nor is the Company or any other Group Company located, organized or resident in a country or territory that is the subject or target of Sanctions (each, a “Sanctioned Country”); and the Company will not directly or indirectly use the proceeds of the sale of the Purchased Shares hereunder, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity (i) to fund or facilitate any activities of or business with any person that, at the time of such funding or facilitation, is the subject or target of Sanctions, (ii) to fund or facilitate any activities of or business in any Sanctioned Country or (iii) in any other manner that will result in a violation by any person (including any person participating in the transaction, whether as underwriter, advisor, investor or otherwise) of Sanctions. For the past five years, the Company and the other Group Companies have not knowingly engaged in and are not now knowingly engaged in any dealings or transactions with any person that at the time of the dealing or transaction is or was the subject or the target of Sanctions or with any Sanctioned Country.

(r)        No Labor Disputes.

(i)        The Company is not a party to or bound by any collective bargaining agreements or other agreements with labor organizations. The Company has not violated any laws, regulations, orders or contract terms, affecting the collective bargaining rights of employees, labor organizations or any laws, regulations or orders affecting employment discrimination, equal opportunity employment, or employees’ health, safety, welfare, wages and hours, which violation, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

(ii)        (A) There are no labor disputes existing, or to the Company’s knowledge, threatened, involving strikes, slow-downs, work stoppages, job actions, disputes, lockouts or any other disruptions of or by the Company’s employees that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect, (B) there are no unfair labor practices or petitions for election pending or, to the Company’s knowledge, threatened before the National Labor Relations Board or any other federal, state, foreign or local labor commission relating to the Company’s employees that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect, and (C) no demand for recognition or certification heretofore made by any labor organization or group of employees is pending with respect to the Company.

(iii)        The Company is, and at all times has been, in compliance with all applicable laws respecting employment (including laws relating to classification of employees and independent contractors) and employment practices, terms and conditions of employment, wages and hours, and immigration and naturalization, except for such failure or failures to be in compliance which could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. There are no material claims pending, or to the Company’s knowledge threatened, against the Company before the Equal Employment Opportunity Commission or any other administrative body or in any court asserting any violation of Title VII of the Civil Rights Act of 1964, the Age Discrimination Act of 1967, 42 U.S.C. §§ 1981 or 1983 or any other federal, state, foreign or local Law, statute or ordinance barring discrimination in employment.

(s)        Investment Company Act. The Company is not and, after giving effect to the issuance and sale of the Purchased Shares and the application of the proceeds thereof, will not be, required to register as an “investment company” or an entity “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations of the Commission thereunder.

(t)        No Unlawful Payments. Neither the Company nor any other Group Company nor any director, officer, or employee (in their respective capacity as such) of the Company or any other Group Company nor, to the knowledge of the Company, any agent or other person, acting on behalf of the Company or any Group Company has (i) directly or indirectly, used any funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to foreign or domestic political activity; (ii) made or taken an intentional act in furtherance of an offer, promise or authorization of any direct or indirect unlawful payment or benefit to any foreign or domestic government or regulatory official or employee, including any directors, officers and employees of any wholly or partially government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office; (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any applicable law or regulation implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, or committed an offence under the Bribery Act 2010 of the United Kingdom, or any other applicable anti-bribery or anti-corruption laws; or (iv) made, offered, promised, agreed, requested or taken an act in furtherance of any unlawful bribe or other unlawful benefit, including any rebate, payoff, influence payment, kickback or other unlawful or improper payment or benefit. The Company and the Group Companies have instituted, and maintain and enforce, policies and procedures designed to promote and reasonably ensure compliance with all applicable anti-bribery and anti-corruption laws.

(u)        Certain Environmental Matters. The Company and the other Group Companies (i) are in compliance with all, and have not since January 1, 2018 violated any, applicable federal, state, local and foreign laws (including common law), rules, regulations, requirements, decisions, judgments, decrees, orders and other legally enforceable requirements relating to pollution or the protection of human health or safety, the environment (including ambient air, surface water, groundwater, land surface or subsurface strata), natural resources, hazardous or toxic substances or wastes, pollutants or contaminants, as well as all authorizations, codes, decrees, demands, or demand letters, injunctions, judgments, licenses, notices or notice letters, orders, permits, plans or regulations, issued, entered, promulgated or approved thereunder (“Environmental Laws”); (ii) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses; and (iii) are in compliance with all terms and conditions of any such permit, license or approval except, with respect to each clause (i), (ii) and (iii), as disclosed in SEC Documents and where the failure to so comply could reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

(v)        Accounting Controls. The Company and the other Group Companies maintain systems of “internal control over financial reporting” (as defined in Rule 13a-15(f) of the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”)) that comply with the requirements of the Exchange Act and have been designed by, or under the supervision of, their respective principal executive and principal financial officers, or persons performing similar functions, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Company and the other Group Companies maintain internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company’s certifying officers have evaluated the effectiveness of the disclosure controls and procedures of the Company and the other Group Companies as of the end of the period covered by the most recently filed periodic report under the Exchange Act (such date, the “Evaluation Date”). The Company presented in its most recently filed periodic report under the Exchange Act the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations of the Evaluation Date. There are no material weaknesses in the Company’s internal controls. The Company’s auditors and the Audit Committee of the board of directors of the Company have been advised of: (i) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which have adversely affected or are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information; and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

(w)        Sarbanes-Oxley. There is and has been no failure on the part of the Company or, to the knowledge of the Company, any of the Company’s directors or officers, in their capacities as such, to comply in all material respects with any provision of the Sarbanes-Oxley Act of 2002, as amended and the rules and regulations promulgated in connection therewith (the “Sarbanes-Oxley Act”), that are in effect and which are applicable to the Company, including Section 402 related to loans and Sections 302 and 906 related to certifications.

(x)        Intellectual Property. (i) The Company or another Group Company owns or has the right to use all patents, patent applications, trademarks, service marks, trade names, trademark registrations, service mark registrations, domain names and other source indicators, copyrights and copyrightable works (including software), know-how, trade secrets, inventions, other unpatented and/or unpatentable systems, procedures, methods, processes, proprietary or confidential information and all other worldwide intellectual property, industrial property and proprietary rights (collectively, “Intellectual Property”) material to the conduct of their respective businesses as described in the SEC Documents; (ii) the Company’s and the other Group Companies’ conduct of their respective businesses does not infringe, misappropriate or otherwise violate (“Infringe”) any Intellectual Property of any person in any material respect (other than patents), nor, to the knowledge of the Company, does the Company Infringe patents of any person, and no Action is pending, or to the knowledge of the Company, threatened in writing, alleging Infringement of Intellectual Property of any person; (iii) to the knowledge of the Company, the Intellectual Property owned by and exclusively licensed to the Company and the Group Companies is not being infringed, misappropriated or otherwise violated by any person in any material respect; (iv) no Action is pending, or to the knowledge of the Company, threatened in writing, challenging the validity, enforceability, scope, registration, ownership or use of any Intellectual Property owned by or exclusively licensed to the Company or any other Group Company (with the exception of ordinary course actions in connection with applications for the registration or issuance of such Intellectual Property); and (v) the Company and the Group Companies take reasonable measures to maintain and protect their material Intellectual Property. All of the material licenses and sublicenses and consent, royalty or other agreements concerning Intellectual Property which are necessary for the conduct of the Company’s and/or each of its Group Company respective businesses as currently conducted to which the Company or any Group Company is a party or by which any of their assets are bound (other than generally commercially available, non-custom, off-the-shelf software application programs, and other than non-exclusive licenses granted in the ordinary course of business) (collectively, “License Agreements”) are valid and binding obligations of the Company or any of its Group Companies that are parties thereto and, to the Company’s knowledge, the other parties thereto, enforceable in accordance with their terms, except to the extent that enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights generally. Neither the Company, nor, to the Company’s knowledge, any other party thereto, is in material default of any of its obligations under any such License Agreement.

(y)        No “Bad Actor” Disqualification. No “bad actor” disqualifying event described in Rule 506(d)(1)(i)-(viii) promulgated by the SEC is applicable to the Company or, to the Company’s knowledge, any Company Covered Person (as defined below). “Company Covered Person” means, with respect to the Company as an “issuer” for purposes of Rule 506 promulgated by the SEC under the Act, any person or entity listed in the first paragraph of Rule 506(d)(1).

(z)        Compliance with Listing Requirements. The Common Stock is registered pursuant to Section 12(b) of the Exchange Act and is listed on the Nasdaq, and the Company has taken no action designed to, or likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act or removal from listing of the Common Stock from the Nasdaq, nor has the Company received any notification that the SEC, the Nasdaq or the Financial Industry Regulatory Authority, Inc. is contemplating terminating such registration or quotation. The Company is, and has no reason to believe that it will not, upon issuance of the Purchased Stock, be in compliance with the listing and listing maintenance requirements of the Nasdaq applicable to it for the continued trading of its Common Stock on the Nasdaq.

(aa)      No Broker’s Fees. Neither the Company nor any other Group Company is a party to any contract, agreement or understanding with any person (other than SunTrust Robinson Humphrey, Inc. in connection with the transactions contemplated by this Agreement) that would give rise to a valid claim against any of them for a brokerage commission, finder’s fee or like payment in connection with the issuance and sale of the Purchased Shares. To the knowledge of the Company and any other Group Company, the Investors shall have no obligation with respect to any fees or with respect to any claims made by or on behalf of other Persons for fees of a type contemplated in this section that may be due in connection with the transactions contemplated by the Transaction Documents.

SECTION 2.2.      Representations and Warranties of the Investor. Each Investor, for itself and no other Investor, hereby represents and warrants as of the date hereof and as of the Closing Date to the Company that:

(a)        Organization and Good Standing. Such Investor been duly organized and is validly existing and in good standing (or the jurisdictional equivalent) under the laws of its jurisdiction of formation, and has all power and authority necessary to own or hold its properties and to conduct the businesses in which it is engaged, except where the failure to be so qualified or in good standing or have such power or authority would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)        Due Authorization. Such Investor has full right, power and authority to execute and deliver the Transaction Documents and to perform its obligations thereunder; and all action required to be taken for the due and proper authorization, execution and delivery by it of the Transaction Documents and the consummation by it of the transactions contemplated thereby has been duly and validly taken. The Transaction Documents constitute the legal, valid and binding obligations of such Investor, enforceable against such Investor in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability, relating to or affecting creditors’ rights generally and to general equitable principles.

(c)        No Conflicts. The execution, delivery and performance by such Investor of the Transaction Documents, the purchase of the Purchased Shares and the consummation of the transactions contemplated by the Transaction Documents will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, result in the termination, modification or acceleration of, or result in the creation or imposition of any lien, charge or encumbrance upon any property, right or asset of such Investor pursuant to, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Investor is a party or by which such Investor is bound or to which any property, right or asset of the Investor is subject, (ii) result in any violation of the provisions of the charter or by-laws or similar organizational documents of such Investor or (iii) result in the violation of any law or statute or any judgment, order, rule or regulation of any court or arbitrator or governmental or regulatory authority, except, in the case of clauses (i) and (iii) above, for any such conflict, breach, violation or default that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on such Investor to consummate the transactions contemplated by, and perform its obligations under, the Transaction Documents.

(d)        No Consents Required. No consent, approval, authorization, order, registration or qualification of or with any court or arbitrator or governmental or regulatory authority is required by such Investor for the execution, delivery and performance by such Investor of this Agreement, the purchase of the Purchased Shares and the consummation of the transactions contemplated by the Transaction Documents, except for the registration of the Purchased Shares under the Securities Act as and when required under the Registration Rights Agreement.

(e)        Purchase for Investment. Such Investor acknowledges that the Purchased Shares are “restricted securities” and have not been registered under the Securities Act or under any state securities laws. Such Investor (1) is acquiring the Purchased Shares pursuant to an exemption from registration under the Securities Act for its own account solely for investment with no present intention or plan to distribute any of the Purchased Shares to any person nor with a view to or for sale in connection with any distribution thereof, in each case in violation of the Securities Act, (2) will not sell or otherwise dispose of any of the Purchased Shares, except in compliance with the registration requirements or exemption provisions of the Securities Act and any other applicable securities laws, (3) is an “accredited investor” (as that term is defined by Rule 501 of the Securities Act) and (4) is not a registered broker-dealer registered under Section 15(a) of the Exchange Act, or a member of FINRA or an entity engaged in the business of being a broker-dealer. Such Investor is not affiliated with any broker-dealer registered under Section 15(a) of the Exchange Act, or a member of FINRA or an entity engaged in the business of being a broker-dealer. Without limiting any of the foregoing, neither such Investor nor any of its Affiliates has taken, and such Investor will not, and will cause its Affiliates not to, take any action that would otherwise cause the securities to be purchased hereunder to be subject to the registration requirements of the Securities Act, except as provided in the Registration Rights Agreement.

(f)        Financial Capability. Such Investor will have at Closing immediately available funds necessary to consummate the Closing on the terms and conditions contemplated by this Agreement.

(g)        Sophisticated Investor. Such Investor is knowledgeable, sophisticated and experienced in making, and is qualified to make, decisions with respect to investments in shares representing an investment decision like that involved in the purchase of the Purchased Shares, and has requested, received, reviewed and considered all information it deems relevant in making an informed decision to evaluate the merits and risks of a purchase of the Purchased Shares, and can bear the economic risk and complete loss of its investment in the Purchased Shares.

(h)        Existing Ownership. Except as set forth on Schedule 2.2(h), such Investor does not legally or Beneficially Own or control, directly or indirectly, any shares, convertible debt or any securities convertible into or exercisable or exchangeable for, or any rights, warrants or options to acquire, any shares or convertible debt in the Company, or have any agreement, understanding or arrangement to acquire any of the foregoing, except with respect to such Purchased Shares as to be purchased by such Investor pursuant to the transactions contemplated herein.

(i)        No General Solicitation. Such Investor did not learn of the investment in the Purchased Shares as a result of any general solicitation or general advertising.

(j)        Reliance on Exemptions. Such Investor understands that the Purchased Shares offered and sold to it in reliance on specific exemptions from the registration requirements of U.S. federal and state securities laws and that the Company is relying in part upon the truth and accuracy of, and such Investor’s compliance with, the representations, warranties, agreements, acknowledgements and understandings of such Investor set forth herein in order to determine the availability of such exemptions and the eligibility of such Investor to acquire the Purchased Shares.

(k)        No Broker’s Fees. Such Investor is not a party to any contract, agreement or understanding with any person that would give rise to a valid claim against any of them for a brokerage commission, finder’s fee or like payment in connection with the purchase of the Purchased Shares.

ARTICLE III

COVENANTS

SECTION 3.1.      Filings; Other Actions.

(a)        Each of the Investors and the Company will use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including using commercially reasonable efforts to accomplish the following: (a) all acts reasonably necessary to cause the conditions to Closing to be satisfied; (b) the obtaining of all necessary actions or no actions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings and the taking of all reasonable steps necessary to obtain an approval or waiver from, or to avoid an action or proceeding by any Governmental Entity; (c) the obtaining of all necessary consents, approvals or waivers from third parties; and (d) executing and delivering any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In furtherance of the foregoing, the Investors and the Company will cooperate and consult with each other and use commercially reasonable efforts to prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings, and other documents, and to obtain all necessary permits, consents, orders, approvals, and authorizations of, or any exemption by, all third parties and Governmental Entities, and expiration or termination of any applicable waiting periods, necessary or advisable to consummate the transactions contemplated by this Agreement and to perform covenants contemplated by this Agreement. Each party shall execute and deliver both before and after the Closing such further certificates, agreements, and other documents and take such other actions as the other party may reasonably request to consummate or implement such transactions or to evidence such events or matters.

(b)        Each party agrees, upon reasonable request, to furnish the other party with all information concerning itself, its subsidiaries, Affiliates, directors, officers, partners, and shareholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice, or application made by or on behalf of such other party or any of its subsidiaries to any Governmental Entity in connection with this Agreement. Notwithstanding anything herein to the contrary, neither the Investors nor the Company shall be required to furnish the other party with any (1) sensitive personal biographical or personal financial information of any of the directors, officers, employees, managers or partners of any Investor or any of its Affiliates, (2) proprietary and non-public information related to the organizational terms of, or investors in, the it or its Affiliates, or (3) any information that it deems private or confidential.

(c)        Expenses. Each of the parties will bear and pay all costs and expenses incurred by it or on its behalf in connection with this Agreement and the transactions contemplated under this Agreement; provided that the Company shall bear all costs related to the issuance and delivery of the Purchased Shares by the Transfer Agent and shall reimburse each Investor for the reasonable and documented fees of its counsel, up to a maximum amount of $10,000 per Investor.

SECTION 3.2.      Confidentiality. Each party to this Agreement will hold, and will cause its respective subsidiaries and their directors, officers, employees, agents, consultants, and advisors to hold, in strict confidence, unless disclosure to a Governmental Entity is necessary in connection with any necessary regulatory approval or unless compelled to disclose by judicial or administrative process or, in the written opinion of its counsel, by other requirement of law or the applicable requirements of any Governmental Entity, all nonpublic records, books, contracts, instruments, computer data and other data and information (collectively, “Information”) concerning the other party hereto furnished to it by such other party or its representatives pursuant to this Agreement (except to the extent that such information can be shown to have been (1) previously known by such party on a nonconfidential basis, (2) in the public domain through no fault of such party, or (3) later lawfully acquired from other sources by the party to which it was furnished), and neither party hereto shall release or disclose such Information to any other person, except its auditors, attorneys, financial advisors, other consultants, and advisors. If a party is required to disclose any Information to a Governmental Entity in accordance with this SECTION 3.3, the disclosing party shall, to the extent reasonably practicable and permitted by law, notify the other party prior to making any such disclosure by providing the other party with the text of the disclosure requirement and draft disclosure at least 24 hours prior to making any such disclosure, and will narrow the draft disclosure to the extent the other party reasonably requests.

SECTION 3.3.      Representations and Warranties.

(a)        Prior to the Closing, the Company shall promptly provide the Investors with written notice of the occurrence of any circumstance, event, change, development or effect occurring after the date hereof and relating to the Company or any Group Company of which the Company has knowledge or, in the reasonable judgment of the Company, may otherwise cause or render any of the representations and warranties of the Company set forth in SECTION 2.1 of this Agreement to be inaccurate in any material respect.

(b)        Prior to the Closing, each Investor shall promptly provide the Company with written notice of the occurrence of any circumstance, event, change, development or effect occurring after the date hereof and relating to such Investor of which such Investor has knowledge or, in the reasonable judgment of such Investor, may otherwise cause or render any of the representations and warranties of such Investor set forth in SECTION 2.2 of this Agreement to be inaccurate in any material respect.

SECTION 3.4.      Registration Statements. The Company shall not, and shall use its commercially reasonable efforts to ensure that no Affiliate of the Company shall, sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that will be integrated with the offer or sale of the Purchased Shares in a manner that would require the registration under the Securities Act of the sale of the Purchased Shares to the Investors, or that will be integrated with the offer or sale of the Purchased Shares for purposes of the rules and regulations of any trading market such that it would require stockholder approval prior to the closing of such other transaction unless stockholder approval is obtained before the closing of such subsequent transaction.

ARTICLE IV

ADDITIONAL AGREEMENTS

SECTION 4.1.      Compliance with Laws.

(a)        Each Investor acknowledges that it is aware of, and that it will advise its representatives of, the restrictions imposed by applicable United States and other applicable jurisdictions’ securities laws with respect to trading in securities while in possession of material non-public information relating to the issuer of such securities and on communication of such information when it is reasonably foreseeable that the recipient of such information is likely to trade such securities in reliance on such information.

SECTION 4.2.      Legend.

(a)        Each Investor agrees that all certificates or other instruments representing the securities subject to this Agreement will bear legends substantially to the following effect (in addition to any legend required under applicable federal, state, local or non-United States law):

“THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT AND SUCH LAWS. ANY ATTEMPT TO TRANSFER, SELL, OFFER TO SELL, PLEDGE, HYPOTHECATE OR OTHERWISE DISPOSE OF THIS INSTRUMENT IN VIOLATION OF THESE RESTRICTIONS SHALL BE VOID.”

“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO AND MAY ONLY BE SOLD, DISPOSED OF OR OTHERWISE TRANSFERRED IN COMPLIANCE WITH THE REGISTRATION RIGHTS AGREEMENT, DATED DECEMBER 9, 2019 AND THE SHARE PURCHASE AGREEMENT, DATED DECEMBER 5, 2019, ENTERED INTO BY THE HOLDER OF THESE SHARES AND THE COMPANY. COPIES OF SUCH AGREEMENTS ARE ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY. THESE RESTRICTIONS ARE BINDING ON TRANSFEREES OF THESE SHARES. BY ACCEPTING ANY INTEREST IN SUCH SHARES THE PERSON ACCEPTING SUCH INTEREST SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF SAID AGREEMENTS AS APPLICABLE.”

(b)        Upon request of an Investor, upon receipt by the Company of an opinion of counsel and other customary representations and other documentation from such Investor, in each case, reasonably satisfactory to the Company, to the effect that such legend is no longer required under the Securities Act or applicable state laws, as the case may be, the Company shall promptly cause the legend to be removed from any certificate for any securities. Each Investor acknowledges that the Purchased Shares have not been registered under the Securities Act or under any state securities laws and agrees that it will not sell or otherwise dispose of any of the Purchased Shares except in compliance with the registration requirements or exemption provisions of the Securities Act and any other applicable securities laws.

SECTION 4.3.      Indemnity.

(a)        The Company shall indemnify the Investors and their respective Affiliates (collectively, the “Investor Indemnified Parties”) and hold each of them harmless against any actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith, and including reasonable attorneys’ fees and disbursements (the “Losses”) suffered, incurred or paid by the Investor Indemnified Parties arising from: (i) any breach of any representation or warranty made by the Company in SECTION 2.1 to be true and correct as of the date hereof and as of the Closing Date; or (ii) any breach of any covenant or agreement by the Company contained in this Agreement.

(b)        Each Investor shall indemnify each of the Company and its Affiliates and each of their respective directors, officers, employees and shareholders, owners (collectively, the “Company Indemnified Parties”) and hold each of them harmless against any and all Losses suffered, incurred or paid by the Company Indemnified Parties, arising from, as a result of or in connection with any failure of any representation or warranty made by such Investor in SECTION 2.2(e), SECTION 2.2(h) or SECTION 2.2(j) to be true and correct as of the date hereof and as of the Closing Date. For the avoidance of doubt, the Investors obligation to indemnify the Company Indemnified Parties pursuant to this Section are several and not joint.

(c)        A party entitled to indemnification hereunder (an “Indemnified Party”) shall give written notice to the indemnifying party (the “Indemnifying Party”) of any claim with respect to which it seeks indemnification promptly after the discovery by such Indemnified Party of any matters giving rise to a claim for indemnification; provided that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this SECTION 4.3 unless and to the extent that the Indemnifying Party shall have been actually materially prejudiced by the failure of such Indemnified Party to so notify such party. No claim for indemnification may be asserted against any Indemnifying Party for breach of any representation, warranty, covenant or agreement contained herein unless written notice of such claim is received by such Indemnifying Party on or prior to the date on which the representation, warranty, covenant or agreement on which such claim or proceeding is based ceases to survive as set forth in SECTION 6.1. Such notice shall describe in reasonable detail such claim. In case any such action, suit, claim or proceeding is brought against an Indemnified Party, the Indemnified Party shall be entitled to hire, at the cost and expense of the Indemnifying Party, counsel and conduct the defense thereof; provided, however, that the Indemnifying Party shall only be liable for the legal fees and expenses of one law firm for the Indemnified Parties, taken together with regard to any single action or group of related actions, upon agreement by the Indemnified Parties and the Indemnifying Party. If the Indemnifying Party assumes the defense of any claim, the Indemnified Parties shall thereafter deliver to the Indemnifying Party copies of all notices and documents (including court papers) received by the Indemnified Parties relating to the claim, and the Indemnified Parties shall cooperate in the defense or prosecution of such claim. Such cooperation shall include the retention and (upon the Indemnifying Party’s request) the provision to the Indemnifying Party of records and information that are reasonably relevant to such claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Indemnifying Party shall not be liable for any settlement of any action, suit, claim or proceeding effected without its written consent; provided, however, that the Indemnifying Party shall not unreasonably withhold, delay or condition its consent. The Indemnifying Party further agrees that it will not, without any Indemnified Party’s prior written consent (which shall not be unreasonably withheld or delayed), settle or compromise any claim or consent to entry of any judgment in respect thereof in any pending or threatened action, suit, claim or proceeding in respect of which indemnification has been sought hereunder unless such settlement or compromise includes an unconditional release of such Indemnified Party from all liability arising out of such action, suit, claim or proceeding.

(d)        In calculating the amount of any Losses hereunder, there shall be subtracted the amount of any insurance proceeds and third-party payments received by the Indemnified Parties with respect to such Losses, if any, net of any actual costs or expenses incurred in connection with securing or obtaining such proceeds or payments. In no event shall any Indemnified Party be entitled to recover or make a claim for any amounts in respect of, and in no event shall “Losses” be deemed to include, consequential or indirect damages, lost profits or punitive damages and, in particular, no “diminution of value”, “multiple of profits” or “multiple of cash flow” or similar valuation methodology shall be used in calculating the amount of any Losses, unless in any such case, such Losses are awarded to a third party.

(e)        Nothing herein shall limit a party’s right to seek injunctive or other equitable relief in connection with the enforcement of this Agreement.

(f)        Any indemnification payments pursuant to this SECTION 4.3 shall be treated as an adjustment to the investment amount for the Purchased Shares for U.S. federal income and applicable state and local tax purposes, unless a different treatment is required by applicable law.

SECTION 4.4.      Registration Rights. At the Closing, the Company, the Investors and the other parties thereto will each enter into the Registration Rights Agreement, substantially in the form attached as Exhibit B hereto.

ARTICLE V

TERMINATION

SECTION 5.1.      Termination. This Agreement may be terminated prior to the Closing:

(a)        by mutual written consent of the Investors and the Company;

(b)        by the Company, upon written notice to the Investors, in the event that any of the conditions of Closing set forth in SECTION 1.4(b) are not satisfied, or waived by the

Company, on or before the Closing Date; provided, however, that the right to terminate this Agreement pursuant to this SECTION 5.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;

(c)        by the Investors, upon written notice to the Company, in the event that the conditions of Closing set forth in SECTION 1.4(a) are not satisfied, or waived by the Investors, on or before the Closing Date; provided, however, that the right to terminate this Agreement pursuant to this SECTION 5.1(c) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date; or

(d)        by the Company, upon written notice to the Investors, in the event that any Governmental Entity shall have issued any order, decree or injunction or taken any other action restraining, enjoining or prohibiting any of the transactions contemplated by this Agreement, and such order, decree, injunction or other action shall have become final and nonappealable.

SECTION 5.2.      Effects of Termination. In the event of any termination of this Agreement as provided in SECTION 5.1, this Agreement (other than SECTION 3.2, SECTION 3.3, SECTION 4.3, this SECTION 5.2, ARTICLE VI (other than SECTION 6.1) and all applicable defined terms, which shall remain in full force and effect) shall forthwith become wholly void and of no further force and effect; provided that nothing herein shall relieve any party from liability for willful breach of this Agreement.

ARTICLE VI

MISCELLANEOUS

SECTION 6.1.      Survival. Each of the representations and warranties set forth in this Agreement shall survive the Closing under this Agreement but only for a period of twenty-four (24) months following the Closing Date, except for the representations and warranties in SECTION 2.1(a), SECTION 2.1(b) and SECTION 2.1(d) (collectively, the “Fundamental Representations”) which shall survive for the duration of any statutes of limitations applicable thereto, in each case or until final resolution of any claim or action arising from the breach of any such representation and warranty (including any Fundamental Representations), if notice of such breach was provided prior to the end of such period, and thereafter shall expire and have no further force and effect. Except as otherwise provided herein, all covenants and agreements contained herein shall survive for the duration of any statutes of limitations applicable thereto or until, by their respective terms, they are no longer operative.

SECTION 6.2.      Amendment. No amendment or waiver of this Agreement will be effective with respect to any party unless made in writing and signed by an officer of a duly authorized representative of such party.

SECTION 6.3.      Waivers. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The conditions to each party’s obligation to consummate the Closing are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law. No waiver of any party to this Agreement will be effective unless it is in a writing signed by a duly authorized officer of the waiving party that makes express reference to the provision or provisions subject to such waiver.

SECTION 6.4.      Counterparts. For the convenience of the parties hereto, this Agreement may be executed in any number of separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement. Copies of executed signature pages to this Agreement may be delivered by facsimile or electronic mail (“e-mail”) and such copies will be deemed as sufficient as if actual signature pages had been delivered.

SECTION 6.5.      Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of New York, without regard to conflict of law principles.

SECTION 6.6.      Dispute Resolution. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the courts of the State of New York located in New York County and the United States District Court for the Southern District of New York for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement and the transactions contemplated hereby. Service of process in connection with any such suit, action or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Agreement. Each of the parties hereto irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court. Each party hereto irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. To the extent that the Company has or hereafter may acquire any immunity (on the grounds of sovereignty or otherwise) from the jurisdiction of any court or from any legal process with respect to itself or its property, the Company irrevocably waives, to the fullest extent permitted by law, such immunity in respect of any such suit, action or proceeding. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 6.7.      Notices. Any notice, request, instruction or other document to be given hereunder by any party to the other will be in writing and will be deemed to have been duly given upon receipt if delivered (a) personally or by facsimile or e-mail, (b) by a recognized next-day courier service, or (c) by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as follows:

(a)        If to any Investor, to its address as set forth on Schedule 6.7:

(b)        If to the Company:

Athenex, Inc.

Conventus Building

1001 Main Street, Suite 600

Buffalo, NY 14203

Attn: Teresa Bair, Vice President, Legal Affairs & Corporate Development

Email: tbair@athenex.com

Facsimile: 716-800-6818

with a copy (which shall not constitute notice) to:

Harter Secrest & Emery LLP

1600 Bausch & Lomb Place

Rochester, New York 14604

Attn: Alexander R. McClean

E-mail: amcclean@hselaw.com

Facsimile: 585-232-6500

SECTION 6.8.      Entire Agreement, Etc. This Agreement (together with all the Exhibits and Schedules hereto and certificates and other written instruments delivered in connection from time to time on and following the date hereof) constitute and contain the entire agreement and understanding of the parties with respect to the subject matter hereof and thereof, and supersedes any and all prior negotiations, correspondence, agreements, understandings, duties and obligations between the parties with respect to the subject matter hereof and thereof. Except as expressly set forth in this Agreement, no party makes any representation, warranty, covenant or agreement to any other party of any nature, express or implied. Each party expressly represents that it is not relying on any oral or written representation, warranties, covenants or agreements other than those expressly contained in this Agreement (which includes all Exhibits and Schedules hereto). The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and their permitted assigns. Neither this Agreement nor any of the rights, duties or obligations hereunder may be assigned by any party hereto without the prior express written consent of the other party hereto. Any purported assignment in violation of this SECTION 6.8 shall be null and void.

SECTION 6.9.      Definitions. For purposes hereof, terms, when used herein with initial capital letters, shall have the respective meanings given to them in the respective Sections set forth in the index of defined terms at the beginning of this Agreement. Wherever required by the context of this Agreement, the singular shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa, and references to any agreement, document or instrument shall be deemed to refer to such agreement, document or instrument as amended, supplemented or modified from time to time. All article, section, paragraph or clause references not attributed to a particular document shall be references to such parts of this Agreement, and all exhibit, annex and schedule references not attributed to a particular document shall be references to such exhibits, annexes and schedules to this Agreement.

(a)        When used herein:

(i)        the term “Affiliate” means, with respect to any person, any person directly or indirectly controlling, controlled by or under common control with, such other person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) when used with respect to any person, means the possession, directly or indirectly, of the power to cause the direction of management and/or policies of such person, whether through the ownership of voting securities by contract or otherwise;

(ii)        the words “including,” “includes,” “included” and “include” are deemed to be followed by the words “without limitation”;

(iii)        the terms “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision; and

(iv)        the words “it” or “its” are deemed to mean “him” or “her” and “his” or “her,” as applicable, when referring to an individual.

(b)        The following terms shall have the following meanings:

(i)        “business day” means any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the State of New York generally are authorized or required by law or other governmental actions to close;

(ii)        “person” has the meaning given to it in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act;

(iii)        “Beneficially Own” and “Beneficial Ownership” are defined in Rules 13d-3 and 13d-5 of the Exchange Act;

(iv)        “Group Companies” means the Company and all of its material subsidiaries, material consolidated affiliated entities and their material subsidiaries (individually, a “Group Company” collectively, the “Group Companies”);

(v)        “knowledge of the Company” or “Company’s knowledge” means the actual knowledge, after due inquiry, of the executive officers of the Company; and

(vi)        “Material Adverse Effect” means any development, fact, circumstance, condition, event change, occurrence or effect that would have or would reasonably be expected to have a material adverse effect on the assets, business, financial condition or results of operations of the Group Companies, taken as a whole, other than any development, fact, circumstance, condition, event, change, occurrence or effect resulting from (A) changes in general economic, financial market, business or geopolitical conditions; (B) changes or developments in any of the industries in which the Company or any other Group Company operates; (C) changes in any applicable laws or applicable accounting regulations or principles, or the interpretation or enforcement thereof; (D) any change in the price or trading volume of the Common Stock or any failure to meet any financial projections, forecasts or forward looking statements; (E) natural disaster or any outbreak or escalation of hostilities or war or any act of terrorism; (F) the announcement of and performance of this Agreement by the Company, the pendency or consummation of the transactions contemplated hereunder, or the identity of the Investor or any of its affiliates; or (G) any action taken, or omission to take action, by the Company or another Group Company that taking or omitting of which, as applicable, the Investor has consented to or requested in writing, provided, however, that any event, occurrence, fact, condition or change referred to in clauses (A) through (C) and (E) above shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Group Companies (taken as a whole) compared to other participants in the industries in which the Group Companies operate.

SECTION 6.10.      Captions. The article, section, paragraph and clause captions herein are for convenience of reference only, do not constitute part of this Agreement and will not be deemed to limit or otherwise affect any of the provisions hereof.

SECTION 6.11.      Severability. If any provision of this Agreement is found to be invalid or unenforceable, then such provision shall be construed, to the extent feasible, so as to render the provision enforceable and to provide for the consummation of the transactions contemplated hereby on substantially the same terms as originally set forth herein, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement, which shall remain in full force and effect unless the severed provision is essential to the rights or benefits intended by the parties. In such event, the parties shall use commercially reasonable efforts to negotiate, in good faith, a substitute, valid and enforceable provision.

SECTION 6.12.      No Third-Party Beneficiaries. Nothing contained in this Agreement, expressed or implied, is intended to confer or shall confer upon any person other than the express parties hereto, any benefit, right or remedies. The representations and warranties set forth in Article II and the covenants set forth in Articles III and IV have been made solely for the benefit of the parties to this Agreement and (a) may be intended not as statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; and (b) may apply standards of materiality in a way that is different from what may be viewed as material by shareholders of, or other investors in, the Company.

SECTION 6.13.      Public Announcements. Without limiting any other provision of this Agreement, the parties hereto, to the extent permitted by applicable law, will consult with each other before issuance, and provide each other the opportunity to review, comment upon and agree on any press release or public statement with respect to this Agreement (which includes the Exhibits hereto) and the transactions contemplated hereby and the ongoing business relationship among the parties hereto and thereto. The parties hereto will not issue any such press release or make any such public statement without the prior written consent of the other party, except as may be required by law or any listing agreement with or requirement of the Nasdaq or any other applicable securities exchange, provided that the disclosing party shall, to the extent permitted by applicable law or any listing agreement with or requirement of the Nasdaq or any other applicable securities exchange, inform the other party about the disclosure to be made pursuant to such requirements prior to the disclosure.

SECTION 6.14.      Securities Laws Disclosure. On or before 9:00 A.M., New York City time, on the second (2nd) trading day immediately following the execution of this Agreement, the Company will file a Current Report on Form 8-K (the “8-K”) with the Commission describing the material terms of this Agreement and the Registration Rights Agreement (and including as exhibits to such Current Report on Form 8-K the agreements required to be filed in connection therewith). Notwithstanding the foregoing, the Company shall provide the Investors an opportunity to review the text of such disclosure and shall use reasonable efforts to implement the reasonable comments provided by the Investors prior to filing.

SECTION 6.15.      Specific Performance. The parties hereto acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to seek specific performance of the terms hereof, this being in addition to any other remedies to which they are entitled at law or equity.

[signature page follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first herein above written.

ATHENEX, INC.

By:	/s/ Johnson Y.N. Lau
	Name:	Johnson Y.N. Lau
	Title:	Chief Executive Officer and
Board Chairman

[Signature Page to Share Purchase Agreement]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first herein above written.

M. KINGDON OFFSHORE MASTER FUND

By:	/s/ William Walsh
	Name:	William Walsh
	Title:	Chief Financial Officer

SCHONFELD STRATEGIC 460 FUND LLC

By:	/s/ Trina Geatz
	Name:	Trina Geatz
	Title:	Global Director of Operations

POINT72 ASSOCIATES, LLC

By:	/s/ Kevin J. O’Connor
	Name:	Kevin J. O’Connor
	Title:	Authorized Signatory

J. GOLDMAN MASTER FUND, L.P.
By:	J. Goldman & Co., L.P. as investment adviser

By:	/s/ Sagan Weiss
	Name:	Sagan Weiss
	Title:	Chief Compliance Officer

AVORO LIFE SCIENCES FUND LLC

By:	/s/ Scott Epstein
	Name:	Scott Epstein
	Title:	Chief Financial Officer and Chief Compliance Officer

[Signature Page to Share Purchase Agreement]

SCHEDULE 1

INVESTORS

Name of Investor	Purchased Shares	Aggregate Purchase Price
M. Kingdon Offshore Master Fund	2,600,000	$39,780,000.00
Schonfeld Strategic 460 Fund LLC	457,516	$6,999,994.80
Point72 Associates, LLC	326,797	$4,999,994.10
J. Goldman Master Fund, L.P.	300,000	$4,590,000.00
Avoro Life Sciences Fund LLC	261,437	$3,999,986.10
Total	3,945,750	$60,369,975.00

SCHEDULE 6.7

ADDRESSES FOR NOTICES TO INVESTORS

(a) Notices	to M. Kingdon Offshore Master Fund:

c/o Kingdon Capital Management, LLC

152 W. 57th Street, 50th Floor

New York, NY 10019

Attention: Richard Weinstein

email: legal@kingdon.com

(b)      Notices to Schonfeld Strategic 460 Fund LLC:

Schonfeld Strategic 460 Fund LLC

460 Park Avenue, 10th Floor

New York, NY 10022

Attention Nemesh Bhatte, Esq.

compliance@schonfeld.com

(c)      Notices to Point72 Associates, LLC:

Point72 Associates, LLC

c/o Point72, L.P.

72 Cummings Point Road

Stamford, CT 06902

Attn: Legal Department

(d)      Notices to J. Goldman Master Fund, L.P.:

J. Goldman & Co., L.P.

510 Madison Avenue, 26th Floor

New York, NY 10022

Attention: Sagan Weiss, CCO

Email: compliance@jgoldmanlp.com

(e)      Notices to Avoro Life Sciences Fund LLC:

Avoro Life Sciences Fund LLC

110 Greene Street, Suite 800

New York, NY 10012

Attn: Scott Epstein, CFO and CCO

E-mail: sepstein@avorocapital.com

EXHIBIT A: Form of Officer’s Certificate from the Company

OFFICER’S CERTIFICATE

December 9, 2019

The undersigned, the _______________ of Athenex Inc., a Delaware corporation (the “Company”), pursuant to SECTION 1.4(a)(v) of the Share Purchase Agreement, dated as of December 5, 2019 (the “Agreement”) by and among the Company and the investors named on Schedule 1 thereto (collectively, the “Investors”), hereby certifies to the Investors that:

1.        The Company has performed in all material respects all obligations required to be performed by it at or prior to or contemporaneously with the Closing under the Agreement.

2.        The representations and warranties of the Company set forth in SECTION 2.1 of the Agreement were true and correct in all material respects as of the date of the Agreement and are true and correct in all material respects as of the Closing (except (i) to the extent such representations and warranties are made as of a specified date, in which case such representations and warranties shall be true and correct in all material respects as of such date and (ii) any representations and warranties that have “material” or “Material Adverse Effect” qualifications, in which case such representations and warranties shall be true in all respects).

Capitalized terms used but not defined herein shall have the meanings given to such terms in the Agreement.

[Signature Page Follows]

Exhibit A – 1

IN WITNESS WHEREOF, the undersigned has executed and delivered this certificate solely in such respective capacity and not in an individual capacity as of this ___ day of December, 2019.

By:
Name:
Title:

Exhibit A – 2

Exhibit B: Form of Registration Rights Agreement

[see attached]

Exhibit B